EXHIBIT 1
                             JOINT FILING AGREEMENT

       The undersigned hereby agree that the Statement on Schedule 13G, dated February 14, 2006 (the "Schedule 13G"), with respect to the Subordinated Voting Shares of Trizec Canada Inc. is, and any amendment executed by us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and further agree that this agreement shall be included as an exhibit to the
Schedule 13G and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

       IN WITNESS WHEREOF, the undersigned hereby execute this agreement this 14th day of February, 2006.

                                             PETER MUNK

                                             /s/ Peter Munk

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                                             P.M. CAPITAL INC.

                                             By:/s/ Peter Munk
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                                             Name: Peter Munk
                                             Title: President